                      AMERICAN RADIO SYSTEMS CORPORATION

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                  EXHIBIT 11

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1995         1996         1997
                                         ------------ ------------ ------------
                                          IN THOUSANDS, EXCEPT PER SHARE DATA
BASIC:
NUMERATOR:
  Income (loss) before extraordinary
   loss after dividends.................    $8,290       $  162      $(38,813)
  Extraordinary loss....................      (817)                    (2,333)
                                            ------       ------      --------
  Net income (loss) applicable to common
   stockholders.........................    $7,473       $  162      $(41,146)
                                            ======       ======      ========
DENOMINATOR:
  Weighted average common shares
   outstanding..........................    11,838       19,550        27,290
                                            ======       ======      ========
BASIC PER SHARE AMOUNTS:
  Income (loss) before extraordinary
   loss.................................    $ 0.70       $ 0.01      $  (1.42)
  Extraordinary loss....................     (0.07)         --          (0.09)
  Net income (loss).....................    $ 0.63       $ 0.01         (1.51)
DILUTED:
NUMERATOR:
  Income (loss) before extraordinary
   loss after dividends.................    $8,290       $  162      $(38,813)
  Extraordinary loss....................      (817)         --         (2,333)
                                            ------       ------      --------
  Net income (loss) applicable to common
   stockholders.........................    $7,473       $  162      $(41,146)
                                            ======       ======      ========
DENOMINATOR:
  Weighted average common shares
   outstanding..........................    11,838       19,550        27,290
  Effect of stock options (using
   treasury stock method)(2)............       747          960
  Effect of assumed conversion of
   convertible preferred stock(1).......
                                            ======       ======      ========
  Shares for diluted computation........    12,585       20,510        27,290
                                            ======       ======      ========
DILUTED PER SHARE AMOUNTS:
  Income (loss) before extraordinary
   loss.................................    $ 0.65       $ 0.01      $  (1.42)
  Extraordinary loss....................    $(0.06)      $  --          (0.09)
  Net income (loss).....................    $ 0.59       $ 0.01      $  (1.51)

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(1) The impact of convertible preferred stock has been excluded from the computation as the effect is anti-dilutive.
(2) In 1997, shares issuable upon exercise of outstanding options have been excluded from the computation as the effect is anti-dilutive.